Exhibit 5.1

Joe R. Lane (1858-1931)	220 North Main Street, Suite 600 Davenport, Iowa 52801-1987 Telephone (563) 324-3246 Fax (563) 324-1616 June 30, 2010	Diane M. Reinsch*
Charles M. Waterman (1847-1924)		Catherine E. E. Hult*
C. Dana Waterman III		Mikkie R. Schiltz*
Charles E. Miller*		Diane E. Puthoff*
James A. Mezvinsky		Stacey L. Hall*
David A. Dettmann*		Wendy S. Meyer*
Terry M. Giebelstein*		Ian J. Russell*
Rand S. Wonio		Benjamin J. Patterson*
Curtis E. Beason		Douglas R. Lindstrom, Jr.*
Robert V. P. Waterman, Jr.*		Eric J. Long*
Peter J. Benson*		Rian D. Waterman
Michael L. Noyes		Joshua T. Mandelbaum*
R. Scott Van Vooren*		Khara Coleman Washington*
Thomas D. Waterman*
John D. Telleen*		Registered Patent Attorneys
Richard A. Davidson*		Kathryn E. Cox
Michael P. Byrne*		April A. Marshall*
Edmund H. Carroll*
Jeffrey W. Paul*		Of Counsel
Theodore F. Olt III*		Robert A. Van Vooren*
Cameron A. Davidson*		Thomas N. Kamp
Judith L. Herrmann*		William C. Davidson*
Robert B. McMonagle*
Christopher J. Curran*		*Also Admitted in Illinois
Joseph C. Judge*
Jason J. O’Rourke*		Illinois Office
Troy D. Venner*		3551 7th Street, Suite 110
Courtney M. Kay-Decker*		Moline, IL 61265
Troy A. Howell*

Lee Enterprises, Incorporated

201 N. Harrison Street

Davenport, IA 52801

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Securities Act”), in connection with the offering by the Company of up to:

(i) 300,000 shares of the Company’s Common Stock, $2.00 par value, issuable pursuant to shares of restricted Common Stock granted pursuant to the Company’s Amended and Restated 1996 Stock Plan for Non-Employee Directors (effective February 17, 2010) (the “Common Stock” and the “Amended Plan”); and

(ii) 300,000 Preferred Share Purchase Rights, to be issued and sold with the restricted Common Stock granted under the Amended Plan, pursuant to the Rights Agreement between the Company and Wells Fargo Bank, N.A. (as successor rights agent to The First Chicago Trust Company of New York, the “Rights Agent”), dated as of May 7, 1998 (the “Rights Agreement”), as amended by Amendment No. 1 to the Rights Agreement, dated as of January 1, 2008, between the Company and Wells Fargo Bank, N.A. (as the Rights Agent) (the “Amended Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Amended Plan that would expand, modify or otherwise affect the terms of the Amended Plan and Amended Rights Agreement or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock and Preferred Share Purchase Rights, when issued and sold in accordance with the terms set forth in the Amended Plan and Amended Rights Agreement and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Amended Plan and Amended Rights Agreement of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Amended Plan and Amended Rights Agreement relating to indemnification, exculpation or contribution.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely,

/s/ LANE & WATERMAN LLP